UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2006

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

At a meeting held on September 29, 2006, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved increased compensation for several executive officers, as follows: (i) the annual base salary of Ronald H. Spair, Chief Financial Officer and Chief Operating Officer, was increased from $311,500 to $350,000, and his annual cash bonus target payout under the Company’s 2006 Self-Funding Management Incentive Plan (the “2006 Incentive Plan”) was increased from 40% to 50% of his annual base salary; (ii) the annual base salary of Stephen R. Lee, Ph.D., Executive Vice President and Chief Science Officer, was increased from $258,000 to $300,000; and (iii) the annual base salary of Mark L. Kuna, Senior Vice President, Finance and Controller, was increased from $175,000 to $200,000, and his annual cash bonus target payout under the 2006 Incentive Plan was increased from 20% to 30% of his annual base salary. In addition, the Board approved the following stock awards for the foregoing individuals pursuant to the Company’s 2000 Stock Award Plan, each of which shall vest over a three-year period: Mr. Spair: 50,000 restricted shares; Mr. Kuna: 20,000 restricted shares; and Dr. Lee: 40,000 restricted shares. The foregoing compensation was approved to recognize the promotions described in Item 5.02, below, to reflect the expanding responsibilities of each individual and to align the compensation paid each individual with industry standards. The increased compensation was effective September 29, 2006.

On October 2, 2006, the Company also entered into an employment agreement (“Employment Agreement”) with Mr. Kuna. Pursuant to the Employment Agreement, Mr. Kuna will receive an annual base salary of at least $200,000, and have an annual cash bonus target of at least 30% of his base salary. The Employment Agreement has an initial term of two years and will automatically renew for successive two-year periods unless the Company elects not to renew it or the Employment Agreement is otherwise terminated pursuant to its terms.

Mr. Kuna will be entitled to participate in cash bonus plans and stock award plans to the same extent as other executive officers. Mr. Kuna will be entitled to continue to receive his salary for 12 or 18 months along with certain other amounts, and his unvested equity awards will immediately vest in whole or in part, if his employment is terminated under certain circumstances, including in connection with a change in control of the Company, as more fully set forth in the Employment Agreement. The terms of the Employment Agreement are substantially similar to the terms contained in the employment agreements with the Company’s other executive officers. A description of these other employment agreements is set forth in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders and is incorporated herein by reference. A copy of Mr. Kuna’s Employment Agreement is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 29, 2006, the Board approved promotions for the following executive officers: (i) Ronald H. Spair, the Company’s Executive Vice President and Chief Financial Officer, was

promoted to the positions of Chief Financial Officer and Chief Operating Officer; and (ii) Mark L. Kuna, the Company’s Vice President and Controller, was promoted to the positions of Senior Vice President, Finance and Controller. Concurrently with their promotions, Mr. Spair’s responsibilities were expanded to include overall supervision of the Company’s Operations and Sales and Marketing Departments. Mr. Spair has an employment agreement with the Company, the terms of which are substantially similar to the terms contained in the employment agreements with the Company’s other executive officers. A description of these other employment agreements is set forth in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders and is incorporated herein by reference. See Item 10.1 of this Report for a description of the terms of Mr. Kuna’s Employment Agreement. Mr. Kuna’s responsibilities were expanded to include greater oversight over SEC reporting and supervision of the Company’s cash management, investments and banking relationships.

In addition, on September 29, 2006, the Board appointed Mr. Spair as a member of the Board, to serve as a Class II Director for an initial term expiring at the Annual Meeting of Stockholders of the Company in 2008. Mr. Michael Celano was also appointed as a member of the Board, to serve as a Class III Director for an initial term expiring at the Annual Meeting of Stockholders of the Company in 2009. Mr. Celano was also appointed to serve on the Audit Committee of the Board. Mr. Celano’s appointments were conditioned on his acceptance of the appointments, and his acceptance was received on October 4, 2006. Thus, his appointments were effective that date. At the effective time of his Board appointment, Mr. Celano received an option to purchase 40,000 shares of the Company’s common stock, pursuant to the Company’s Policy for Compensation of Non-Employee Directors (“Director Compensation Policy”). This option vests on a monthly basis over the 24 months immediately following the date of grant and includes a provision for accelerated vesting in the event of a change of control involving the Company. Mr. Celano will also receive a fixed annual fee of $25,000 for his service on the Board, plus $2,000 for each Board meeting and $1,000 for each Committee meeting, in accordance with the Director Compensation Policy.

A copy of a press release announcing the foregoing appointments is attached to this Report as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Employment Agreement, dated as of October 2, 2006, between OraSure Technologies, Inc. and Mark L. Kuna.

99.2	Press Release, dated October 5, 2006, Announcing New Director Appointments and Other Organizational Changes.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: October 5, 2006	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit No.	Description

99.1	Employment Agreement, dated as of October 2, 2006, between OraSure Technologies, Inc. and Mark L. Kuna.

99.2	Press Release, dated October 5, 2006, Announcing New Director Appointments and Other Organizational Changes.